Exhibit 21.1

Metavante Holding Company

Subsidiaries*

Subsidiaries Incorporated in Wisconsin

Kirchman Corporation

Metavante Corporation

Printing for Systems, Inc.

Subsidiaries Incorporated in Arizona

Metavante Payment Services AZ Corporation

Subsidiaries Incorporated or Organized in Delaware

Brasfield Technology, LLC

Kirchman Company LLC

Metavante Acquisition Company II LLC

Metavante Operations Resources Corporation

Metavante Payment Services, LLC

NYCE Payments Network, LLC

Prime Associates, Inc.

Valutec Card Solutions, LLC

VECTORsgi, Inc.

Subsidiaries Incorporated in Michigan

MBI Benefits, Inc.

Subsidiaries Incorporated or Organized in Nevada

TREEV LLC

VICOR, Inc.

Subsidiaries Incorporated or Organized in Oklahoma

Advanced Financial Solutions, Inc.

Endpoint Exchange LLC

Subsidiaries Incorporated in Pennsylvania

GHR Systems, Inc.

Subsidiaries Incorporated in Tennessee

Link2Gov Corp.

Subsidiaries Incorporated in Texas

AdminiSource Communications, Inc.

Subsidiaries Organized Under the Laws of Canada

Everlink Payment Services, Inc.

GHR Systems Canada, Inc.

Metavante Canada Corporation

Subsidiaries Incorporated or Organized Under the Laws of Mauritius

Metavante Investments (Mauritius) Limited

* After giving effect to the transactions contemplated by the Investment Agreement, dated as of April 3, 2007, among Marshall & Ilsley Corporation, Metavante Corporation, Metavante Holding Company, Montana Merger Sub Inc. and WPM, L.P.

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